Exhibit No. 99
CONTACT: REGIS CORPORATION: Mark Fosland – SVP, Finance and Investor
Relations, 952-806-1707

For Immediate Release

REGIS REPORTS FOURTH QUARTER 2014 RESULTS

MINNEAPOLIS, August 26, 2014 -- Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today reported results for its fiscal fourth quarter ended June 30, 2014 versus the prior year as noted below.

As a result of the Company's valuation allowance against most of its deferred tax assets, associated reported and as adjusted results of operations are not tax-effected. Consequently, current period results are not comparable to tax-effected prior periods.

•	Sales of $483.9 million, a decline of $18.3 million. Same-store sales declined 1.8%.

◦	Same-store service and product sales declined 0.2% and 8.4%, respectively.

•	GAAP net loss of $(17.0) million or $(0.30) per diluted share.

◦	Includes ($0.29) per share of noncash losses relating to Empire Education Group.

•	EBITDA, as adjusted, of $25.9 million compared to $37.0 million in the prior year quarter.

◦	Decrease of $3.8 million from same-store sales declines.

◦
Decline of $7.3 million mainly from higher labor costs largely associated with stylist hours, increased marketing, and lease termination costs, partly offset by improved cost of product and cost savings.

•	Diluted EPS, as adjusted, was $(0.10) compared to $0.06 in the prior year quarter.

◦	Decrease of $(0.04) per share from same-store sales declines.

◦
Decline of $(0.05) per share mainly from higher labor costs largely associated with stylist hours, increased marketing, and lease termination costs, partly offset by improved cost of product, cost savings and reduced depreciation.

◦	Decline of $(0.07) per share from noncash equity in losses of Empire Education Group.

•	The current quarter includes net discrete expense of $11.5 million. The prior year quarter includes net discrete after-tax expense of $2.8 million. See non-GAAP reconciliations.

Dan Hanrahan, President and Chief Executive Officer commented, “During the last earnings call I outlined the path we have taken since joining Regis in August, 2012. I highlighted there was, and still is, a clear need for transformational change to lay the foundation for the turnaround. I also said, although early, we are seeing the first signs of transitioning from disruption to execution. During our fourth quarter we saw additional movement toward execution as our best operators continued to make progress. Consolidated same-store service sales declined 0.2% in the fourth quarter. Across the board, a greater percentage of our field leaders posted positive same-store service sales during the fourth quarter than in any previous quarter during the fiscal year. Where we have effective leaders using processes and metrics to drive results, we are beginning to win. While these early signs of transformation are encouraging, significant work is ahead of us before we achieve similar results across 7,000 salons.”

Mr. Hanrahan continued, “Our strategy, dedicated to making it easy for stylists to succeed, so they can provide an experience that creates guests for life, is beginning to take hold. However, we are still early on the transitional path of continuous improvement focused on people, process and metrics. While our same-store service sales were near flat, we did benefit from a late Easter. In addition, we still have too wide a range in performance across our salon base. A significant number of salons have yet to see traction and continue to comp negatively. Additionally, during the fourth quarter our same store retail sales were down 8.4%. I am cautiously encouraged by early signs of improvement, however, all of us at Regis understand how much work we still have to do.”

Technology. In the fourth quarter, we made further advances in improving SuperSalon’s speed and transaction efficiency in the salon. Going forward, achieving salon network availability which enables our stylists to be successful and delivers an excellent guest experience will provide a reliable base for management, training, real-time reporting and marketing related business applications in the salon.

Organization. Developing our field and salon leaders is central to our success. Leveraging work that began last quarter on role clarity, coupled with performance expectations and talent assessments, we began to make necessary changes to develop and upgrade our leadership talent. We developed training curriculum to serve as the foundation for ongoing leadership development. We gained further traction during the quarter on our performance management platform implemented at the start of the fiscal year to drive execution and accountability. This has changed the dialogue in field operations and salons. We are seeing business conversations at all levels in the organization, fostering best practice sharing and friendly competition, while focusing the field organization on improving guest traffic and selling retail products. The build out of the Asset Protection team is nearly complete and beginning to spread loss prevention awareness and disciplines.

As expected, the impact from Asset Protection to date has been modest, however, where executed it is making a difference.

Key Priorities. Our key priorities and activities will continue to follow the theme of people, process and metrics enabled by real time information to make good business decisions and drive execution. Successful execution is dependent upon strong leaders helping stylists have successful and satisfying careers. To that end, we will continue to make investments in our people by providing leadership development, stylist training, actionable information and incentives that motivate performance aligned with shareholders’ interests. Our focus will be on three areas to improve execution and performance in 2015. First, we will build our Asset Protection capabilities. Second, we will continue to train and develop field leadership talent and capabilities and leverage recruitment pipelines we are building. Third, we will invest in our stylists by strengthening our technical education programs.

Mr. Hanrahan concluded, “Because we are a people organization providing services, investments we make often flow through our earnings instead of our balance sheet. While this impacts near-term profitability, these investments will provide significant operating leverage once we turn around our business. We think of all investments whether funded by earnings or through our balance sheet as cash outlays. Consistent with our capital allocation policy to maximize shareholder value, we will stay focused on cash flow and diligently manage the investments necessary to turn Regis around. Funding investments and managing inflation through disciplined cost management and rigorous review of all spending will ensure we continue to protect the strong balance sheet we have built. Improving profitability will be dependent on our ability to drive same-store sales growth.”

Comparable Profitability Measures (1)
	(Unaudited)
	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
	(Dollars in millions)
Revenue	$483.9	$502.3	$1,892.4	$2,018.7

Revenue decline %	(3.6)	(5.0)	(6.3)	(4.9)

Same-Store Sales %	(1.8)	(3.1)	(4.8)	(2.4)
Same-Store Average Ticket % Change	1.3	0.6	1.3	0.6
Same-Store Guest Count % Change	(3.1)	(3.7)	(6.1)	(3.0)

Cost of Service and Product % (2)	59.0	60.3	59.1	58.6
Cost of Service and Product %, as re-casted (2) (3)	N/A	61.2	N/A	59.6
Cost of Service and Product %, as adjusted (2)	59.0	58.7	59.1	59.0
Cost of Service % (2)	61.2	58.9	61.3	59.5
Cost of Service %, as re-casted (2) (3)	N/A	60.0	N/A	60.9
Cost of Product % (2)	50.3	65.8	50.4	55.0
Cost of Product %, as adjusted (2)	50.3	53.5	50.2	52.0

Site operating expense as % of total revenues, U.S. GAAP reported	10.6	9.5	10.7	10.1
Site operating expense as % of total revenues, as re-casted (3)	N/A	9.9	N/A	10.5
Site operating expense as % of total revenues, as adjusted	10.8	9.9	10.8	10.6

General and administrative as % of total revenues, U.S. GAAP reported	9.3	11.6	9.1	11.2
General and administrative as % of total revenues, as re-casted (3)	N/A	10.4	N/A	9.8
General and administrative as % of total revenues, as adjusted	9.1	9.0	9.1	9.4

Operating (loss) income as % of total revenues, U.S. GAAP reported	0.5	(1.8)	(1.8)	0.6
Operating income as % of total revenues, as adjusted	0.4	2.3	0.0	1.7

EBITDA	10.5	33.6	57.4	148.5
EBITDA, as adjusted	25.9	37.0	101.8	125.4
____________________________________

1)	As of September 30, 2012, the Company classified the results of operations of the Hair Restoration Centers segment as discontinued operations.

2)	Excludes depreciation and amortization.

3)
During the fourth quarter of fiscal year 2013, the Company reorganized its field organization, excluding salons within the North American Premium segment. Beginning in the first quarter of fiscal year 2014, costs associated with field leaders that were previously recorded within General and Administrative expenses are now reported within Cost of Service and Site Operating expenses.

Fourth Quarter Results:
Starting in fiscal year 2014, in connection with our field reorganization, components of our expenses have been recategorized. Previously, field leaders did not work on the salon floor daily. As reorganized, field leaders now spend their time on the salon floor leading and mentoring stylists, and serving guests. Accordingly, field leader costs, including labor and travel, now directly arise from the management of salon operations. As a result, district and senior district leader labor costs are reported within Cost of Service rather than General and Administrative expenses, and their travel costs are reported within Site Operating expenses rather than General and Administrative expenses. This expense classification does not have a financial impact on the Company's reported operating income (loss), reported net income (loss) or cash flows from operations. Recategorized historical annual and quarterly financial statements can be found on the Company’s website.
Beginning in the second quarter of fiscal year 2014, the Company redefined its operating segments to reflect how the chief operating decision maker evaluates the business. These segments relate to the restructuring of the North American field organization that took place in the fourth quarter of fiscal year 2013 and was completed during the second quarter of fiscal year 2014.
Revenues. Revenues were $483.9 million, a decline of $18.3 million, or 3.6%, compared to the prior year quarter. Same-store sales declined 1.8% compared to the prior year quarter. Management estimates the shift of Easter from March of last year to April of this year positively impacted same-store sales by approximately 70 basis points during the fourth quarter of the current year.
Service revenues were $380.2 million, a reduction of $9.9 million, or 2.5%, compared to the prior year quarter. During this period, same-store service sales declined 0.2%, driven by a decrease in guest traffic of 1.5%, partly offset by an increase in average ticket price of 1.3%. The remaining 230 basis point decline in service revenues was primarily due to a net reduction of 167 North American salons.
Product revenues were $92.6 million, a decline of $9.3 million, or 9.2%, compared to the prior year quarter. Product same-store sales declined 8.4%, lapping significant clearance activity last year in anticipation of plan-o-gram standardization.
Royalties and fees were $11.1 million, an increase of $0.9 million, or 8.4% compared to the prior year quarter. Franchisees posted positive same-store sales during the quarter and the Company added 97 net franchised locations in the last twelve months.
Cost of Service and Product. Cost of service and product, as a percent of service and product revenues, decreased to 59.0%, or 130 basis points, compared to the prior year quarter. Excluding the impact of discrete items in the prior year and the prior year change in expense categorization, cost of service and product as a percent of service and product revenues increased 30 basis points compared to the prior year quarter.
Cost of service as a percent of service revenues was 61.2%, an increase of 230 basis points compared to the prior year quarter. Excluding the impact of the prior year change in expense categorization, cost of service as a percent of service revenues increased 120 basis points compared to the prior year quarter. The primary driver of this increase was stylist hours which were up 3.5% versus the prior year. Also, increases in minimum wages, incentives and the shift of Easter holiday pay into the fourth quarter were essentially offset by savings from the field reorganization.
Cost of product as a percent of product revenues was 50.3%, an improvement of 1,550 basis points when compared to the prior year quarter. Excluding the impact of discrete items in the prior year, cost of product as a percent of product revenues improved 320 basis points compared to the prior year quarter. This improvement was primarily the result of lapping clearance sales in the prior year.
Site Operating Expenses. Site operating expenses of $51.1 million increased $3.1 million compared to the prior year quarter. Excluding impacts of discrete items in the current year and the prior year change in expense categorization, site operating expenses, as adjusted, increased $3.0 million compared to the prior year quarter. This was primarily driven by increased marketing expenses and lapping last year’s favorable adjustment to self-insurance reserves, partly offset by lower freight costs.
General and Administrative. General and administrative expenses of $45.0 million decreased $13.2 million compared to the prior year quarter. Excluding the impact of discrete items in both periods and the change in expense categorization, general and administrative expenses, as adjusted, decreased $1.4 million compared to the prior year quarter. This improvement was primarily driven by lapping SuperSalon rollout costs in the prior year quarter, cost savings, and reduced healthcare costs. These were partly offset by the lapping of favorable adjustments to reduce incentives and certain other costs in the prior year quarter, and purposeful investments in asset protection capabilities in the current year quarter.
Rent. Rent expense was $83.3 million, or 17.2% of revenues, representing an increase of 90 basis points over the prior year quarter. This basis point increase is primarily the result of negative leverage due to a decline in same-store sales and the impact of lease termination costs.
Depreciation and Amortization. Depreciation and amortization was $22.9 million compared to $26.4 million in the prior year quarter, a decrease of $3.5 million. The decrease was primarily due to salon closings and lower fixed asset impairment charges recorded during the current year quarter.
Equity in Affiliates. Loss from equity method investments and affiliated companies was $16.4 million compared to break-even in the prior year quarter, a decrease of $16.4 million. Excluding the impact of discrete items in the current year, equity in affiliates decreased $3.8 million compared to the prior year quarter primarily due to intangible and fixed asset impairment charges recorded by Empire Education Group.
EBITDA. EBITDA of $10.5 million declined $23.1 million compared to the prior year quarter. Excluding the impact of discrete items in both periods, EBITDA, as adjusted, was $25.9 million, a decrease of $11.1 million compared to the prior year quarter.
Discrete Items. Discrete items for the current quarter netted to $11.5 million of expense, comprised of the following items:

Expense:

•	Legal fees of $1.0 million.

•	Regis' portion of Empire Education Group goodwill impairment charge of $12.6 million.

Income:

•	Insurance reserve adjustments of $1.3 million.

•	Tax benefit of $0.7 million associated with a discontinued operation.

A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.
Regis Corporation will host a conference call via webcast discussing fourth quarter results today, August 26, 2014, at 10 a.m., Central time. Interested parties are invited to participate in the live webcast by logging on to www.regiscorp.com or participate by phone by dialing 888-631-5926. A replay of the presentation will be available later that day. The replay phone number is 800-101-2009, access code 1131937.
About Regis Corporation
Regis Corporation (NYSE:RGS) is the leader in beauty salons and cosmetology education. As of June 30, 2014, the Company owned, franchised or held ownership interests in 9,674 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and First Choice Haircutters. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:
http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the impact of significant initiatives, changes in our management and organizational structure and our ability to attract and retain our executive management team; negative same-store sales; the success of our stylists and our ability to attract, train and retain talented stylists; changes in regulatory and statutory laws; the effect of changes to healthcare laws; our ability to protect the security of sensitive information about our guests, employees, vendors or Company information; the Company's reliance on management information systems; the continued ability of the Company to implement cost reduction initiatives; reliance on external vendors; changes in distribution channels of manufacturers; compliance with debt covenants; financial performance of our franchisees; competition within the personal hair care industry; changes in economic conditions; failure to standardize operating processes across brands; the ability of the Company to maintain satisfactory relationships with certain companies and suppliers; financial performance of our investment with Empire Education Group; changes in interest rates and foreign currency exchange rates; changes in consumer tastes and fashion trends; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED BALANCE SHEET (Unaudited)
(Dollars in thousands, except per share data)

	June 30, 2014	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$378,627	$200,488
Receivables, net	25,808	33,062
Inventories	137,151	139,607
Deferred income taxes	133	24,145
Income tax receivable	6,461	33,346
Other current assets	65,086	57,898
Total current assets	613,266	488,546

Property and equipment, net	266,538	313,460
Goodwill	425,264	460,885
Other intangibles, net	19,812	21,496
Investment in affiliates	28,611	43,319
Other assets	62,458	62,786

Total assets	$1,415,949	$1,390,492

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt, current portion	$173,501	$173,515
Accounts payable	68,491	66,071
Accrued expenses	142,720	137,226
Total current liabilities	384,712	376,812

Long-term debt and capital lease obligations	120,002	1,255
Other noncurrent liabilities	190,454	155,011
Total liabilities	695,168	533,078

Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding, 56,651,166 and 56,630,926 common shares at June 30, 2014 and 2013, respectively	2,833	2,832
Additional paid-in capital	337,837	334,266
Accumulated other comprehensive income	22,651	20,556
Retained earnings	357,460	499,760

Total shareholders’ equity	720,781	857,414

Total liabilities and shareholders’ equity	$1,415,949	$1,390,492

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REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Service	$380,187	$390,039	$1,480,103	$1,563,890
Product	92,633	101,965	371,454	415,707
Royalties and fees	11,106	10,247	40,880	39,116
	483,926	502,251	1,892,437	2,018,713
Operating expenses:
Cost of service	232,522	229,573	907,294	930,687
Cost of product	46,573	67,105	187,204	228,577
Site operating expenses	51,099	47,956	202,359	203,912
General and administrative	45,035	58,273	172,793	226,740
Rent	83,317	81,901	322,105	324,716
Depreciation and amortization	22,918	26,421	99,733	91,755
Goodwill impairment	—	—	34,939	—
Total operating expenses	481,464	511,229	1,926,427	2,006,387

Operating income (loss)	2,462	(8,978)	(33,990)	12,326

Other (expense) income:
Interest expense	(6,334)	(17,760)	(22,290)	(37,594)
Interest income and other, net	808	215	1,952	35,366

(Loss) income before income taxes and equity in (loss) income of affiliated companies	(3,064)	(26,523)	(54,328)	10,098

Income taxes	1,683	11,245	(71,129)	10,024
Equity in (loss) income of affiliated companies, net of income taxes	(16,385)	20	(11,623)	(15,956)

(Loss) income from continuing operations	(17,766)	(15,258)	(137,080)	4,166

Income from discontinued operations, net of taxes	744	15,933	1,353	25,028

Net (loss) income	$(17,022)	$675	$(135,727)	$29,194

Net (loss) income per share:
Basic and diluted:
(Loss) income from continuing operations	(0.31)	(0.27)	(2.43)	0.07
Income from discontinued operations	0.01	0.28	0.02	0.44
Net (loss) income per share, basic and diluted (1)	$(0.30)	$0.01	$(2.40)	$0.51

Weighted average common and common equivalent shares outstanding:
Basic	56,524	56,360	56,482	56,704
Diluted	56,524	56,360	56,482	56,846

Cash dividends declared per common share	$—	$0.06	$0.12	$0.24
____________________________________

(1)	Total is a recalculation; line items calculated individually may not sum to total due to rounding.

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REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS (Unaudited)
(Dollars in thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
Net (loss) income	$(17,022)	$675	$(135,727)	$29,194
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments:
Foreign currency translation adjustments during the period	3,155	(1,950)	1,930	(1,349)
Reclassification adjustments for gains included in net (loss) income	—	—	—	(33,842)
Net current period foreign currency translation adjustments	3,155	(1,950)	1,930	(35,191)
Recognition of deferred compensation and other	165	656	165	656
Change in fair market value of financial instruments designated as cash flow hedges	—	—	—	(23)
Other comprehensive income (loss)	3,320	(1,294)	2,095	(34,558)
Comprehensive loss	$(13,702)	$(619)	$(133,632)	$(5,364)

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REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED STATEMENT OF CASH FLOW (Unaudited)
(Dollars in thousands)

	Twelve Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net (loss) income	$(135,727)	$29,194
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	81,406	84,018
Equity in loss of affiliated companies	11,623	15,328
Dividends received from affiliated companies	—	1,095
Deferred income taxes	68,781	10,322
Accumulated other comprehensive income reclassification adjustments	—	(33,842)
Gain on from sale of discontinued operations	—	(17,827)
Loss on write down of inventories	854	12,557
Goodwill impairment	34,939	—
Salon asset impairments	18,327	8,224
Note receivable bad debt recovery	—	(333)
Stock-based compensation	6,400	5,881
Amortization of debt discount and financing costs	8,152	7,346
Other noncash items affecting earnings	224	394
Changes in operating assets and liabilities, excluding the effects of acquisitions
Receivables	5,681	(4,332)
Inventories	2,555	(10,745)
Income tax receivable	26,884	(23,421)
Other current assets	(6,503)	(8,064)
Other assets	(103)	239
Accounts payable	1,907	19,086
Accrued expenses	3,505	(26,431)
Other noncurrent liabilities	(11,502)	459
Net cash provided by operating activities	117,403	69,148

Cash flows from investing activities:
Capital expenditures	(49,439)	(105,857)
Proceeds from sale of assets	14	163,916
Salon acquisitions, net of cash acquired	(15)	—
Proceeds from loans and investments	5,056	131,581
Restricted cash used to collateralize insurance reserves	—	(24,500)
Net cash (used in) provided by investing activities	(44,384)	165,140

Cash flows from financing activities:
Borrowings on revolving credit facilities	—	5,200
Payments on revolving credit facilities	—	(5,200)
Proceeds from issuance of long-term debt, net of fees	118,058	—
Repayments of long-term debt and capital lease obligations	(7,059)	(118,223)
Repurchase of common stock	—	(14,868)
Dividends paid	(6,793)	(13,708)
Net cash provided by (used in) financing activities	104,206	(146,799)

Effect of exchange rate changes on cash and cash equivalents	914	1,056

Increase in cash and cash equivalents	178,139	88,545

Cash and cash equivalents:
Beginning of period	200,488	111,943
End of period	$378,627	$200,488

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SAME-STORE SALES (1):

	For the Three Months Ended
	June 30, 2014			June 30, 2013
	Service	Retail	Total	Service	Retail	Total
SmartStyle	1.9%	(9.8)%	(2.0)%	0.6%	(4.4)%	(1.1)%
Supercuts	7.0	(0.7)	6.2	(4.9)	(4.0)	(4.8)
MasterCuts	(3.5)	(17.5)	(6.2)	(7.5)	(5.6)	(7.1)
Other Value	(2.6)	(6.3)	(3.0)	(4.3)	4.0	(3.5)
North American Value	0.9%	(8.8)%	(1.0)%	(3.4)%	(2.9)%	(3.3)%

North American Premium	(4.3)%	(7.8)%	(4.9)%	(3.0)%	(2.4)%	(2.9)%

International	(0.7)%	(6.2)%	(2.2)%	1.1%	(8.4)%	(1.7)%

Consolidated	(0.2)%	(8.4)%	(1.8)%	(3.1)%	(3.3)%	(3.1)%

	For the Twelve Months Ended
	June 30, 2014			June 30, 2013
	Service	Retail	Total	Service	Retail	Total
SmartStyle	(2.6)%	(11.0)%	(5.4)%	(0.1)%	(3.1)%	(1.1)%
Supercuts	1.7	(9.4)	0.5	(0.5)	(2.4)	(0.7)
MasterCuts	(7.7)	(16.3)	(9.4)	(4.8)	(6.0)	(5.1)
Other Value	(4.9)	(9.8)	(5.4)	(2.9)	(2.4)	(2.8)
North American Value	(2.9)%	(11.1)%	(4.5)%	(1.7)%	(3.2)%	(2.0)%

North American Premium	(6.0)%	(9.5)%	(6.7)%	(3.1)%	(3.0)%	(3.1)%

International	(0.3)%	(4.2)%	(1.5)%	(1.0)%	(11.4)%	(4.3)%

Consolidated	(3.4)%	(10.3)%	(4.8)%	(2.0)%	(3.9)%	(2.4)%
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(1) Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations that were open on a specific day of the week during the current period and the corresponding prior period. Quarterly and fiscal year same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one-mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

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REGIS CORPORATION (NYSE: RGS)
System-wide location counts

	June 30, 2014	June 30, 2013
COMPANY-OWNED SALONS:

SmartStyle/Cost Cutters in Walmart Stores	2,574	2,490
Supercuts	1,176	1,210
MasterCuts	505	532
Other Value	1,846	1,990
Regis salons	816	862
Total North American Salons (1)	6,917	7,084
Total International Salons (2)	360	351
Total Company-owned Salons	7,277	7,435

FRANCHISE SALONS:

SmartStyle/Cost Cutters in Walmart Stores	126	123
Supercuts	1,213	1,116
Other Value	840	843
Total North American Salons (1)	2,179	2,082
Total International Salons (2)	—	—
Total Franchise Salons	2,179	2,082

OWNERSHIP INTEREST LOCATIONS:

Equity ownership interest locations	218	246

Grand Total, System-wide	9,674	9,763
____________________________________

(1) The North American Value operating segment is comprised primarily of the SmartStyle, Supercuts, MasterCuts and Other Value salon brands. The North American Premium operating segment is comprised primarily of the Regis salon brands.
(2) Canadian and Puerto Rican salons are included in the North American salon totals.

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Non-GAAP Reconciliations

We believe our presentation of non-GAAP operating income, net income, net income per diluted share, and other non-GAAP financial measures provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three and twelve months ended June 30, 2014 and 2013:

The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. The following items have been excluded from our non-GAAP results:

•	Inventory reserves attributed to our inventory simplification program.

•	Self-insurance reserve adjustments.

•	Expense associated with legal cases.

•	Professional fees associated with the evaluation and sale of non-core assets.

•	Deferred compensation adjustments.

•	Expenses associated with senior management and field restructuring charges.

•	Recovery of bad debt expense associated with the outstanding note receivable with Pure Beauty.

•	Accelerated depreciation related to our corporate office consolidation.

•	Goodwill impairment charge related to our Regis salon concept reporting unit.

•	Expense associated with make-whole payments and other fees associated with the prepayment of debt.

•
Recognition in earnings of amounts previously classified within accumulated other comprehensive income (AOCI) that were associated with the liquidation of foreign entities denominated in the Euro related to the sale of its investment in Provalliance.

•	Recovery of previously impaired investments in an affiliate.

•	Impairment recorded on our investment in Empire Education Group and our portion of a goodwill impairment charge recorded by Empire Education Group.

•
Other than temporary impairment recorded on our investment in Provalliance, partially offset by a gain recorded for the reduction in the fair value of the equity put option associated with our investment in Provalliance.

•
Operations of our Hair Restoration Centers and professional fees associated with the disposition of our Hair Restoration Centers on April 9, 2013 and tax benefits associated with a discontinued operation.

•	Tax benefit associated with prior year Work Opportunity Tax Credits.

Non-GAAP tax provision adjustments primarily relate to changes in taxable income or loss resulting from the non-GAAP reconciling items addressed above. During the twelve months ended June 30, 2014, the Company recorded valuation reserves against the Company's United States and United Kingdom deferred tax assets. As a result of the valuation reserves, the Company did not record any tax effect for the non-GAAP adjustments during the three and six months ended June 30, 2014. The non-GAAP weighted average shares adjustments are due to the change in non-GAAP net income (loss) as compared to the U.S. GAAP net income (loss), resulting from the non-GAAP reconciling items addressed herein. Non-GAAP net income (loss) per share reflects the weighted average shares associated with non-GAAP net income, which may include the dilutive effect of common stock and convertible share equivalents.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures (Unaudited)
(Dollars in thousands, except per share data)

Reconciliation of U.S. GAAP operating income (loss) and net (loss) income to equivalent non-GAAP measures
		Three Months Ended June 30,		Twelve Months Ended June 30,
	U.S. GAAP financial line item	2014	2013	2014	2013
U.S. GAAP revenue		$483,926	$502,251	$1,892,437	$2,018,713

U.S. GAAP operating income (loss)		$2,462	$(8,978)	$(33,990)	$12,326

Non-GAAP operating expense adjustments:
Inventory reserves	Cost of product	—	12,557	854	12,557
Self-insurance reserves adjustments	Site operating expense	(1,334)	—	(2,007)	(1,127)
Legal fees	General and administrative	978	1,244	3,671	1,244
Professional fees	General and administrative	21	—	360	—
Deferred compensation adjustments	General and administrative	—	—	(3,703)	—
Restructuring costs	General and administrative	—	5,556	—	7,407
Self-insurance reserves adjustments	General and administrative	—	—	—	5
Pure Beauty note receivable recovery	General and administrative	—	—	—	(333)
Corporate office consolidation accelerated depreciation	Depreciation and amortization	—	1,119	746	1,865
Goodwill impairment	Goodwill impairment	—	—	34,939	—
Total non-GAAP operating expense adjustments		(335)	20,476	34,860	21,618
Non-GAAP operating income (1)		$2,127	$11,498	$870	$33,944

U.S. GAAP net (loss) income		$(17,022)	$675	$(135,727)	$29,194

Non-GAAP net (loss) income adjustments:
Non-GAAP operating expense adjustments		(335)	20,476	34,860	21,618
Make-whole and other fees associated with debt prepayment	Interest expense	—	10,607	—	10,607
AOCI adjustments	Interest income and other, net	—	—	—	(33,842)
Tax provision adjustments (2)	Income taxes	—	(12,375)	77,663	(12,335)
Recovery of previously impaired investments in affiliate	Equity in (loss) income of affiliated companies, net of taxes	—	—	(3,077)	—
Empire Education Group impairments	Equity in (loss) income of affiliated companies, net of taxes	12,590	—	12,590	17,899
Provalliance impairment and equity put liability adjustment	Equity in (loss) income of affiliated companies, net of taxes	—	—	—	2,048
Hair Restoration Center discontinued operations	Income from discontinued operations, net of taxes	—	(15,933)	—	(25,028)
Tax benefit associated with a discontinued operation	Income from discontinued operations, net of taxes	(744)	—	(1,353)	—
Total non-GAAP net (loss) income adjustments		11,511	2,775	120,683	(19,033)
Non-GAAP net (loss) income		$(5,511)	$3,450	$(15,044)	$10,161
____________________________________
Notes:

(1)
Adjusted operating margins for the three months ended June 30, 2014, and 2013, were 0.4% and 2.3%, respectively, and were 0.0% and 1.7% for the twelve months ended June 30, 2014 and 2013, respectively, and are calculated as non-GAAP operating income divided by U.S. GAAP revenue for each respective period.

(2)
The non-GAAP tax provision was based on a projected statutory effective tax rate analysis to be approximately 37% for the six months ended December 31, 2013, for all non-GAAP operating expense adjustments except the goodwill impairment. The goodwill impairment had a tax benefit of approximately $6.3 million for the twelve months ended June 30, 2014, as the charge was only partly deductible for income tax purposes. During the twelve months ended June 30, 2014, the Company recorded $84.4 million for establishing a valuation reserve against the Company’s U.S. and U.K. deferred tax assets. As a result of the valuation reserve, the Company did not record any tax effect for the non-GAAP adjustments during the three and six months ended June 30, 2014. Based on projected statutory effective tax rate analyses, the non-GAAP tax provision was calculated to be approximately 38% for the three and twelve months ended June 30, 2013, respectively, for all non-GAAP operating expense adjustments, except the AOCI adjustments during the twelve months ended June 30, 2013. The AOCI adjustments were primarily non-taxable. The tax provision adjustment for twelve months ended June 30, 2013 also includes a $1.2 million benefit for prior year Work Opportunity Tax Credits.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures (Unaudited)
(Dollars in thousands, except per share data)

Reconciliation of U.S. GAAP net (loss) income per diluted share to non-GAAP net (loss) income per diluted share
	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
U.S. GAAP net (loss) income per diluted share	$(0.301)	$0.012	$(2.403)	$0.514
Inventory reserves (1) (2)	—	0.136	0.009	0.136
Self-insurance reserves adjustments (1) (2)	(0.024)	—	(0.031)	(0.012)
Legal fees (1) (2)	0.017	0.014	0.052	—
Professional fees (1) (2)	—	—	0.003	0.014
Deferred compensation adjustments (1) (2)	—	—	(0.049)	—
Restructuring costs (1) (2)	—	0.061	—	0.081
Pure Beauty note receivable recovery (1) (2)	—	—	—	(0.004)
Corporate office consolidation accelerated depreciation (1) (2)	—	0.012	0.008	0.020
Goodwill impairment (1) (2)	—	—	0.506	—
Make-whole and other fees associated with debt prepayment (1)(2)	—	0.118	—	0.118
AOCI adjustments (1) (2)	—	(0.011)	—	(0.577)
Deferred tax asset valuation (1) (2)	—	—	1.494	—
Impact of income tax rate difference (1) (2)	—	—	(0.002)	—
Work opportunity tax credits (1) (2)	—	—	—	(0.021)
Recovery of previously impaired investments in affiliate (1) (2)	—	—	(0.054)	—
Empire Education Group impairments (1) (2)	0.223	—	0.223	0.315
Provalliance impairment and equity put liability adjustment (1) (2)	—	—	—	0.036
Hair Restoration Center discontinued operations (1) (2)	—	(0.282)	—	(0.440)
Tax benefit associated with a discontinued operation (1) (2)	(0.013)	—	(0.024)	—
Non-GAAP net (loss) income per diluted share (2) (3)	$(0.097)	$0.061	$(0.266)	$0.179

U.S. GAAP Weighted average shares - basic	56,524	56,360	56,482	56,704
U.S. GAAP Weighted average shares - diluted	56,524	56,360	56,482	56,846
Non-GAAP Weighted average shares - diluted (2)	56,524	56,505	56,482	56,846
____________________________________
Notes:

(1)
The non-GAAP tax provision was based on a projected statutory effective tax rate analysis to be approximately 37% for the six months ended December 31, 2013, for all non-GAAP operating expense adjustments except the goodwill impairment. The goodwill impairment had a tax benefit of approximately $6.3 million for the twelve months ended June 30, 2014, as the charge was only partly deductible for income tax purposes. During the twelve months ended June 30, 2014, the Company recorded $84.4 million for establishing a valuation reserve against the Company’s U.S. and U.K. deferred tax assets. As a result of the valuation reserve, the Company did not record any tax effect for the non-GAAP adjustments during the three and six months ended June 30, 2014. Based on projected statutory effective tax rate analyses, the non-GAAP tax provision was calculated to be approximately 38% for the three and twelve months ended June 30, 2013, respectively, for all non-GAAP operating expense adjustments, except the AOCI adjustments during the twelve months ended June 30, 2013. The AOCI adjustments were primarily non-taxable. The tax provision adjustment for three and twelve months ended June 30, 2013 also includes a $1.2 million benefit for prior year Work Opportunity Tax Credits.

(2)
Non-GAAP net (loss) income per share reflects the weighted average shares associated with non-GAAP net (loss) income, which includes the dilutive effect of common stock and convertible share equivalents.

(3)	Total is a recalculation; line items calculated individually may not sum to total due to rounding.

REGIS CORPORATION
Summary of Pre-Tax, Income Taxes, and Net Income Impact for Q4 FY14 Discrete Items (Unaudited)
(Dollars in thousands)

	Pre-Tax	Income Taxes	Net Income

Self-insurance reserves adjustment	$(1,334)	$—	$(1,334)
Legal fees	978	—	978
Professional fees	21	—	21
Regis' portion of Empire Education Group goodwill impairment charge	12,590	—	12,590
Release of income tax reserves related to discontinued operations	—	(744)	(744)
Total	$12,255	$(744)	$11,511

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REGIS CORPORATION
Reconciliation of reported U.S. GAAP net (loss) income to adjusted EBITDA, a non-GAAP financial measure
(Dollars in thousands)
(Unaudited)

Adjusted EBITDA
EBITDA represents U.S. GAAP net (loss) income for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines adjusted EBITDA, as EBITDA excluding equity in (loss) income of affiliated companies, and identified items impacting comparability for each respective period. For the three and twelve months ended June 30, 2014 and 2013, the items impacting comparability consisted of the items identified in the non-GAAP reconciling items for the respective periods. The impact of the income tax provision adjustments associated with the above items, the deferred tax valuation and accelerated depreciation related to the corporate office consolidation are already included in the U.S. GAAP reported net (loss) income to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to adjusted EBITDA. The impacts of the recovery of a previously impaired investment in an affiliate, impairments of Empire Education Group and net Provalliance impairment and gain for the settlement of a portion of the Provalliance equity put are already included by excluding the impact of the Company’s equity in (loss) income of affiliated companies, net of taxes, as reported.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
Consolidated reported net (loss) income, as reported (U.S. GAAP)	$(17,022)	$675	$(135,727)	$29,194
Interest expense, as reported	6,334	17,760	22,290	37,594
Income taxes, as reported	(1,683)	(11,245)	71,129	(10,024)
Depreciation and amortization, as reported	22,918	26,421	99,733	91,755
EBITDA (as defined above)	$10,547	$33,611	$57,425	$148,519

Equity in loss (income) of affiliated companies, net of income taxes, as reported	16,385	(20)	11,623	15,956
Inventory reserves	—	12,557	854	12,557
Self-insurance reserves adjustments	(1,334)	—	(2,007)	(1,122)
Legal fees	978	1,244	3,671	—
Professional fees	21	—	360	1,244
Deferred compensation adjustment	—	—	(3,703)	—
Senior management restructure	—	5,556	—	7,407
Pure Beauty note receivable recovery	—	—	—	(333)
Goodwill impairment	—	—	34,939	—
AOCI adjustments	—	—	—	(33,842)
Income from discontinued operations, net of taxes, as reported	(744)	(15,933)	(1,353)	(25,028)
Adjusted EBITDA, non-GAAP financial measure	$25,853	$37,015	$101,809	$125,358

REGIS CORPORATION
Reconciliation of reported U.S. GAAP revenue change to same-store sales (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
Revenue decline, as reported (U.S. GAAP)	(3.6)%	(5.0)%	(6.3)%	(4.9)%
Effect of new stores and conversions	(0.7)	(1.1)	(0.8)	(1.3)
Effect of closed salons	2.3	3.4	2.6	3.3
Other	0.2	(0.4)	(0.3)	0.5
Same-store sales, non-GAAP	(1.8)%	(3.1)%	(4.8)%	(2.4)%

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